Assignment and Assumption Agreement

This Assignment and Assumption Agreement (the “Agreement”) is made and entered into by and between Amarantus BioSciences, Inc. (“Amarantus”) and Juvaris BioTherapeutics, Inc. (“Juvaris”) effective as of May __, 2011 (the “Effective Date”).

Background

A.      Amarantus desires to assume that certain Lease Agreement between Juvaris and ARE-8219/863 Mitten Road, L.L.C., dated February 15, 2007, as amended by that certain First Amendment to Lease Agreement dated as of February 29, 2008, that certain Second Amendment to Lease dated as of September 18, 2008, and that certain Third Amendment to the Lease dated as of May __, 2011 (the “Lease”), pursuant to which Juvaris leases certain premises more particularly described in the Lease (the “Premises”) at the building located at 866 Malcolm Road, Burlingame, California 94010; and

B.      Juvaris desires to assign its interest in the Lease and the Premises to Amarantus, all in accordance with the terms and conditions set forth below.

Now, therefore, in consideration of the mutual promises made below, as well as other good and valuable consideration, the adequacy of which are hereby acknowledged, the parties agree as follows:

Agreement

1.       Assignment. Juvaris hereby assigns to Amarantus all of its rights, obligations and interest under and in the Lease and Premises, effective as of the Effective Date, and Amarantus hereby accepts such assignment. Accordingly, as between the parties, Amarantus shall assume all rights, responsibilities and liabilities associated with the Lease that accrue on or after the Effective Date. Amarantus shall comply with the terms of the Lease and that certain Consent to Assignment by and among ARE-819/863 Mitten Road, L.L.C., Juvaris and Amarantus, of even date herewith (the “Consent”).

2.       Consideration. In consideration for the assignment set forth in Section 1 above, Amarantus shall pay to Juvaris sixty thousand dollars (U.S. $60,000) on or before June 7, 2011 by wire transfer of immediately available funds.

3.       Co-Habitation. Effective as of the Effective Date, the parties shall have equal access to and use of the Premises. For clarity, Amarantus shall assume, as of the Effective Date, all payment obligations under the Lease [and the Consent] and all other obligations relative to the Premises. Juvaris’ right to access and use the Premises shall terminate on June 30, 2011, unless Juvaris reasonably requests an extension of such date.

4.       Indemnification. Amarantus shall indemnify, defend and hold harmless Juvaris and its directors, officers, employees and agents (collectively, the “Juvaris Indemnitees”) from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) resulting from third party claims or demands against the Juvaris Indemnitees that: (a) are related to or arise under the Lease after the Effective Date or (b) are a result of Amarantus’ use of the Premises; provided that Juvaris shall promptly notify Amarantus of any such claims or demands.

5.       Physical Assets. Juvaris and Amarantus agree to negotiate, in good faith and within twenty (20) days after the Effective Date, the terms of an asset purchase agreement pursuant to which Amarantus will purchase the physical assets owned by Juvaris remaining on the Premises as of the date of such asset purchase agreement (the “Physical Assets”). In consideration for the Physical Assets, Amarantus agrees to pay Juvaris seven hundred forty thousand dollars ($740,000) on or before June 15, 2011. The Physical Assets shall be provided “AS-IS,” and Juvaris hereby disclaims any warranties, expressed or implied, with respect to the Physical Assets.

6.       Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES, HOWEVER CAUSED, ARISING OUT OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION LOST PROFITS, REGARDLESS OF WHETHER ARISING FROM BREACH OF CONTRACT, WARRANTY, TORT, STRICT LIABILITY, OR OTHERWISE, EVEN IF THE PARTY IS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR IF SUCH LOSS OR DAMAGE COULD HAVE BEEN REASONABLY FORESEEN. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY.

7.       Miscellaneous. This Agreement, together with the Consent, sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior discussions, agreements and writings relating thereto. This Agreement shall bind and inure to the benefit of the parties hereto and their successors and assigns. This Agreement shall be governed by the laws of the State of California, without reference to the conflict of laws principles. This Agreement may not be amended except by a writing signed by the parties hereto. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, the parties have executed this Agreement.

JUVARIS BIOTHERAPEUTICS, INC.	AMARANTUS BIOSCIENCES, INC.
By: /s/ K. Gonzaya	By: /s/ Martin D. Cleary
Title: CFO	Title: CEO
Name: K. Gonzaya	Name: Martin D. Cleary
Date:	Date: 06/01/2011

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